EXHIBIT 11.1       COMPUTATION OF NET INCOME PER SHARE

                                                                     THREE MONTHS ENDED MARCH 31,
                                                              -------------------------------------------
                                                                    1999                      1998
                                                              -----------------          ----------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)

Basic:

  Net income attributable to common shares...........               $ 1,428                   $  3,583
                                                              =================          ================

  Weighted average common shares outstanding.........                22,068                     21,761
                                                              =================          ================

  Per share amount...................................                 $0.06                   $   0.16
                                                              =================          ================

Diluted:
  Net income.........................................                $1,428                   $  3,583
  Net effect of convertible debentures based on the
    if-converted method, assuming 100% conversion:
      $35,000,000, 6.75%, due 2006...................                   391                        591
      $50,000,000, 7.0%, due 2004....................                   587                        875
      $143,750,000, 5.25%, due 2002..................                 1,295                      1,887
                                                              -----------------          ----------------
  Net income attributable to common shares...........               $ 3,701                   $  6,936
                                                              =================          ================

  Weighted average common shares outstanding.........                22,068                     21,761

  Net effect of convertible debentures based on the
    if-converted method, assuming 100% conversion:
      $35,000,000, 6.75%, due 2006...................                 1,717                      1,717
      $50,000,000, 7.0%, due 2004....................                 2,469                      2,469
      $143,750,000, 5.25%, due 2002..................                 5,000                      5,000

  Net effect of dilutive stock options based on the
    Treasury stock method, using average market
    price............................................                   483                        583
                                                              -----------------          ----------------
      Totals.........................................                31,737                     31,530
                                                              =================          ================

  Per share amount...................................                $ 0.12                    $  0.22
                                                              =================          ================


                                       12